Exhibit 5.13
August 22, 2019

System Energy Resources, Inc. Echelon One 1340 Echelon Parkway Jackson, Mississippi 39213

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”), including the exhibits thereto, which System Energy Resources, Inc., an Arkansas corporation (the “Company”), proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for (I) the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indeterminate aggregate principal amount of its First Mortgage Bonds (the “Bonds”), such Bonds to be issued in one or more new series pursuant to the Company’s Mortgage and Deed of Trust, dated as of June 15, 1977, with The Bank of New York Mellon, as successor trustee, as heretofore amended and supplemented by all indentures amendatory thereof and supplemental thereto, and as it will be further amended and supplemented (the Mortgage and Deed of Trust as so amended and supplemented being hereinafter referred to as the “Mortgage”); and (II) the qualification under the Trust Indenture Act of 1939, as amended, of the Mortgage. In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified or facsimile copies and the authenticity of the originals of all documents submitted to us as copies.

Subject to the qualifications hereinafter expressed, we are of the opinion that the Bonds will be legally issued and will be binding obligations of the Company when:

a. the Company’s Board of Directors, a duly authorized committee thereof or a duly authorized officer of the Company, acting within authority granted by a then current resolution of the Company’s Board of Directors, shall have approved and established the terms of such Bonds in accordance with the Mortgage;

b. such Bonds have been executed and authenticated in accordance with the Mortgage, and issued and sold by the Company in accordance with their terms and provisions and as contemplated by the Registration Statement and a prospectus supplement or other offering document or agreement relating to the sale of such securities and in compliance with an appropriate order with regard to the issuance of the Bonds by the Federal Energy Regulatory Commission; and

c. such Bonds have been delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement and a prospectus supplement or other offering document or agreement relating to the sale of such securities and the Mortgage.

This opinion is limited to the laws of the States of Mississippi, Arkansas and New York, and the federal laws of the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of Arkansas, we have relied upon the opinion of Friday,

Eldredge & Clark, LLP which is being filed as Exhibit 5.14 to the Registration Statement. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of New York, we have relied upon the opinion of Morgan, Lewis & Bockius LLP, which is being filed as Exhibit 5.12 to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.13 to the Registration Statement. We also consent to the reference to us in the prospectus included in the Registration Statement under the caption “Legality.” In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,
WISE CARTER CHILD & CARAWAY,
Professional Association
By: /s/ Betty Toon Collins
Betty Toon Collins